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                                                                     EXHIBIT 3.2

                               CERTIFICATE OF AMENDMENT
                                          TO
                             CERTIFICATE OF INCORPORATION
                                          OF
                             LONE STAR TECHNOLOGIES, INC.


     LONE STAR TECHNOLOGIES, INC. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY THAT:

     FIRST: The Board of Directors of the Corporation, at a meeting duly called and held on August 14, 1986, duly adopted resolutions setting forth a proposed amendment to the Corporation's Certificate of Incorporation, declaring such amendment to be advisable and directing that such amendment be submitted to the stockholders of the Corporation for approval in accordance with Section 242 of the General Corporation Law of the State of Delaware. The resolutions describing the proposed amendment are as follows:

          RESOLVED, that this Board of Directors deems it advisable that Article Thirteenth of the Certificate of Incorporation of the Corporation be amended (i) to define the scope of personal liability of the Corporation's Directors to the Corporation and (ii) to define and clarify the rights of certain individuals, including the Corporation's directors and officers, to indemnification by the Corporation in the event of personal liability or expenses incurred by them as a result of certain litigation against them by amending, changing and altering Article Thirteenth.

          RESOLVED, that a Special Meeting of Stockholders of this Corporation is hereby called to be held in accordance with applicable law and the By-Laws of the Corporation at 10:00 A.M., Dallas time, on September 30, 1986,

          ...to consider and vote upon a proposal to amend the Certificate of Incorporation of the Corporation to include a new Article Thirteenth which would (i) define the scope of personal liability of the Corporation's Directors to the Corporation and (ii) define and clarify the rights of certain individuals, including the Corporation's directors and officers, to indemnification by the Corporation in the event of personal liability or expenses incurred by them as a result of certain litigation against them...



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     SECOND, the text of such Amendment, as set forth is as follows:

THIRTEENTH:

A.   LIMITATION OF CERTAIN LIABILITY OF DIRECTORS.

     The personal liability of a director of the Corporation to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, shall be limited to a total of $25,000 for all liabilities for all claims, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or
(iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended after approval by the stockholders of this Article THIRTEENTH to authorize corporate action further eliminating or limiting the personal liability of directors, then, other than the personal liability limitation of $25,000 for all claims, the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

     Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

B.   INDEMNIFICATION AND INSURANCE.

     1. RIGHT TO INDEMNIFICATION. Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; PROVIDED, HOWEVER, that, except as provided in paragraph (2) hereof, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such


                                       2

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person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The rights to indemnification conferred in this Section B shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; PROVIDED, HOWEVER, that, if the Delaware General Corporation Law requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Section B or otherwise. The Corporation may, by action of its Board of Directors, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.

     2. RIGHT OF CLAIMANT TO BRING SUIT. If a claim under paragraph 1 of this Section B is not paid in full by the Corporation within thirty days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the Delaware General Corporation Law for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

     3. NON-EXCLUSIVITY OF RIGHTS. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Section B shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, by-law, agreement, vote of stockholders or disinterested directors or otherwise.

     4. INSURANCE. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.


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     THIRD:  The stockholders of the Corporation, at a meeting duly called and held on September 30, 1986, voted to approve such amendment to the Certificate of Incorporation.

     FOURTH: Such amendment to the Certificate of Incorporation was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, LONE STAR TECHNOLOGIES, INC. has caused this Certificate to be signed by Wm. Howard Beasley III, Chairman of the Board and Chief Executive Officer, and attested to by its Assistant Secretary this 30th day of September, 1986.


(SEAL)
                                   LONE STAR TECHNOLOGIES, INC.



                                   By   /s/ Wm. Howard Beasley
                                        -----------------------------------
                                        Wm. Howard Beasley III
                                        Chairman of the Board and
                                        Chief Executive Officer


ATTEST:


/s/  Ellis A. Brock
-----------------------------------
Ellis A. Brock,
Assistant Secretary